EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CHINA ELECTRIC MOTOR, INC. ANNOUNCES APPOINTMENT OF DIRECTORS

•	Tony Shen Appointed Independent Non-Executive Director and Chairman of the Audit Committee
•	James M. Lee Appointed Independent Non-Executive Director and Chairman of the Nominating Committee
•	Yue Wang, Chief Executive Officer, Appointed as a Director

SHENZHEN, China, June 28, 2010 /PRNewswire-Asia-FirstCall/ -- China Electric Motor, Inc. (NASDAQ: CELM; “China Electric” or “the Company”), a Delaware corporation and China-based company that engages in the design, production, marketing and sale of micro-motor products through its subsidiary Shenzhen YuePengCheng Motor Co., Ltd. (“Shenzhen YPC”), today announces that, effective July 1, 2010, the following changes will be made to its senior management team.

Mr. Tony Shen has been appointed Independent Non-Executive Director and Chairman of the Audit Committee. Prior to joining the Company, Mr. Shen served as Chief Financial Officer, Treasurer and Corporate Secretary of China BAK Battery, Inc. from August 2007 to April 2010 and as Chief Financial Officer of eLong Inc. from 2006 to April 2007. Prior to joining eLong, he was at China Netcom and its affiliated companies from 2003 to 2004, where he served as Chief Financial Officer and Vice President of Finance for Joyzone Networks, an affiliate of China Netcom, and as General Manager of Overseas Investment Management in China Netcom International. Mr. Shen received a BE in Electrical Engineering from Tsinghua University and an MBA from Columbia Business School.

Mr. James M. Lee has been appointed Independent Non-Executive Director and Chairman of the Nominating Committee. Mr. Lee began his long-standing career at Intel Corporation in June 1976 and retired in June 2003, including serving as Director of Intel’s California Technology Lab and General Manager of Intel’s manufacturing subsidiary in Shanghai. He obtained a Bachelor of Science degree in Electrical Engineering from the University of Illinois and a Master of Science degree in Electrical Engineering from Syracuse University. He has served as a member of the Board of Directors of Apollo Solar Energy, Inc. since March 2009.

Mr. Yue Wang will continue as the Company’s Chief Executive Officer and will also serve as a Director.

Mr. Yue Wang, Chief Executive Officer, said, “I want to welcome Mr. Shen and Mr. Lee as Independent Non-Executive Directors and as Chairman of the Audit Committee and Nominating Committee, respectively. I look forward to the objective advice and significant industry expertise that Mr. Lee will contribute in his position. Mr. Shen brings to our Company a strong financial acumen and distinguished management track record. I am confident that both of our newly appointed Independent Directors will help to enhance our corporate governance principles and practices.”

About China Electric Motor, Inc.
China Electric Motor, Inc. (NASDAQ: CELM) is a China-based company that engages in the design, production, marketing and sale of micro-motor products through its subsidiary Shenzhen YPC. The Company’s products are incorporated into consumer electronics, automobiles, power tools, toys and household appliances, and are sold under its “Sunna” brandname. The Company provides micro-motor products that meet the growing demand for efficient, quiet and compact motors from manufacturers of consumer electronics, automobiles, power tools, toys and household appliances. China Electric Motor, Inc. sells its products directly to original equipment manufacturers and to distributors and resellers both domestically in the People’s Republic of China and internationally to customers in Korea and Hong Kong. The Company’s manufacturing facilities are located in Shenzhen, Guangdong.

Forward-looking Statements
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including our ability to maintain and increase revenues and sales of our products, our ability to develop and market new products, our strategic investments and acquisitions, compliances and changes in the laws of the People’s Republic of China (the “PRC”) that affect our operations, and vulnerability of our business to general economic downturn, especially in the PRC, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

Investor Contacts:
Dexter Fong China Electric Motor, Inc. +86 (755) 8278 6083 dexterfong@gmail.com	Simon Ze China Electric Motor, Inc. +86 (755) 8257 7750 ze_simon@hotmail.com

Investor Relations (HK): Ruby Yim Taylor Rafferty +852 3196 3712 ChinaElectricMotor@Taylor-Rafferty.com	Investor Relations (US): Delia Cannan Taylor Rafferty +1 (212) 889-4350 ChinaElectricMotor@Taylor-Rafferty.com

Media Contact: Jason Marshall Taylor Rafferty +1 (212) 889-4350 ChinaElectricMotor@Taylor-Rafferty.com	Investor Relations (US): John Baldissera BPC Financial Marketing +1 (800) 368-1217

###